News Release

Contact:
Bob Gary
Chief Financial Officer
214-891-6587
bgary@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Expands Revolving Credit Facility with Comerica Bank
DALLAS — June 20, 2006 — Docucorp International® (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, announced today that it has expanded its existing revolving line of credit facility with Comerica Bank to $20 million from $10 million. The increased facility will provide Docucorp with additional flexibility to pursue new business development opportunities, whether through acquisitions or new product development.
     Under the terms of the expanded facility, Docucorp will have the ability to borrow up to $20 million as allowed by financial covenants. No amounts are currently outstanding on the credit facility, which has a maturity date of November 1, 2009.
     “We are pleased to expand our relationship with Comerica as we pursue opportunities for continued growth,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “This line of credit, combined with Docucorp’s cash reserve and low debt, will provide us with additional resources to grow the business and pursue strategic acquisitions.”
About Docucorp
Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp. The company has an installed base of
-MORE-

DOCUCORP	ADD #1
more than 1,300 customers, including some of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Silver Spring, Md., Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East and Africa regions.
Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements.
Docucorp is a registered trademark of Docucorp International.
###

5400 LBJ Freeway Suite 300 Dallas, Texas 75240 214-891-6500 fax: 214-987-8187 http://www.docucorp.com
©	2006 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.